Exhibit 99.1

SOTHERLY HOTELS INC.

2022 LONG-TERM INCENTIVE PLAN

11.	COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES	15
	General Requirements	15
	Participant Representations	16
12.	GENERAL PROVISIONS	16
	Effect on Employment and Service	16
	Use of Proceeds	16
	Unfunded Plan	16
	Further Restrictions on Transfer	16
	Fractional Shares	17
	Rules of Construction	17
	Choice of Law	17
13.	AMENDMENT AND TERMINATION	17
14.	CODE SECTION 409A	17
15.	EFFECTIVE DATE AND DURATION OF PLAN	18

1.	PURPOSE

The Sotherly Hotels Inc. 2022 Long-Term Incentive Plan is intended to promote the best interests of Sotherly Hotels Inc. and its stockholders by (i) assisting the Corporation and its Affiliates in the recruitment and retention of persons with ability and initiative committed to the growth and success of the business of the Corporation and (ii) providing an incentive to such persons to contribute to the growth and success of the Corporation’s business by linking the personal interests of Participants to those of the Corporation and its stockholders.

2.	DEFINITIONS

As used in this Plan the following definitions shall apply:

“Affiliate” shall mean, when used with respect to a specified entity, another entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the entity specified and any other entity in which the Corporation or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

“Award” means any Option, Stock Award, Performance Unit or Performance Share granted hereunder.

“Board” means the Board of Directors of the Corporation.

“Cause” means in the case where the Participant does not have an employment, consulting or similar agreement in effect with the Corporation or its Affiliate or where there is such an agreement but it does not define “cause” (or words of like import), conduct related to the Participant’s service to the Corporation or an Affiliate for which either criminal or civil penalties against the Participant may be sought, misconduct, insubordination, material violation of the Corporation’s or its Affiliate’s policies, disclosing or misusing any confidential information or material concerning the Corporation or any Affiliate or material breach of any employment, consulting or similar agreement, or in the case where the Participant has an employment, consulting or similar agreement that defines “cause” (or words of like import), “cause” as defined in such agreement; provided, however, that with regard to any agreement that defines “cause” on the occurrence of or in connection with a change of control, such definition of “cause” shall not apply until a change of control actually occurs and then only with regard to a termination thereafter.

“Code” means the Internal Revenue Code of 1986, and any amendments thereto.

“Committee” means the Nominating, Corporate Governance and Compensation Committee of the Board acting as administrator of this Plan pursuant to Section 3 hereof. The Committee shall consist solely of three (3) or more Directors each of whom shall qualify as an “independent director” under applicable stock exchange or NASDAQ rules.

“Common Stock” means the common stock, $0.01 par value, of the Corporation.

“Consultant” means any person, other than an employee, performing consulting or advisory services for the Corporation or any Affiliate, or a director of an Affiliate.

“Continuous Service” means that the Participant’s service with the Corporation or an Affiliate, whether as an employee, Director or Consultant, is not interrupted or terminated. A Participant’s Continuous Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Corporation or an Affiliate as an employee, Consultant or Director or a change in the entity for which the Participant renders such service. The Committee shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Corporation, including sick leave, military leave or any other personal leave.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, within the meaning of Treasury Regulation 1.409A-1(h)(3), and the terms “Controls” and “Controlled” shall have meanings correlative thereto.

“Corporation” means Sotherly Hotels Inc., a Maryland corporation, or any successor by name thereto.

“Corporation Law” means the general corporation law of the jurisdiction of incorporation of the Corporation.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7(B) of this Plan.

“Deferred Shares” means an award pursuant to Section 7(B) of this Plan of the right to receive shares of Common Stock at the end of a specified Deferral Period.

“Director” means a member of the Board.

“Disability” means (a) as it relates to the exercise of an Incentive Stock Option after termination of employment, that a Participant has suffered a permanent and total disability within the meaning of Section 22(e)(3) of the Code, and (b) for all other purposes, that a Participant covered by a Corporation- or Affiliate-funded long term disability insurance program has incurred a total disability under such insurance program and a Participant not covered by such an insurance program has suffered a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

“Eligible Person” means an employee of the Corporation or an Affiliate (including an entity that becomes an Affiliate after the adoption of this Plan), a non-employee Director or a Consultant to the Corporation or an Affiliate (including an entity that becomes an Affiliate after the adoption of this Plan).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, on any given date, the current fair market value of the shares of Common Stock as determined as follows:

(i) If the Common Stock is listed on a national securities exchange or an automated quotation service, the closing price for the day of determination as quoted on such exchange or market which is the primary market or exchange for trading of the Common Stock or if no trading occurs on such date, the last day on which trading occurred, or such other appropriate date as determined by the Committee in its discretion, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and the low asked prices for the Common Stock for the day of determination; or

(iii) In the absence of an established market for the Common Stock, Fair Market Value shall be determined by the Committee in good faith relying on the advice of such valuation experts as the Committee may engage.

“Incentive Stock Option” means an Option (or portion thereof) intended to qualify for special tax treatment under Section 422 of the Code.

“Nonqualified Stock Option” means an Option (or portion thereof) which is not intended to or does not for any reason qualify as an Incentive Stock Option.

“Option” means any option to purchase shares of Common Stock granted under this Plan.

“Participant” means an Eligible Person who is selected by the Committee to receive an Option, Stock Award, Performance Share or Performance Unit and is party to any Stock Option Agreement, Stock Award Agreement or Performance Award Agreement required by the terms of such Option, Stock Award or other Award.

“Performance Award Agreement” means an agreement (written or electronic) described in Section 8(I) of this Plan. Each Performance Award Agreement shall be subject to the terms and conditions of this Plan and shall include such terms and conditions as the Committee shall authorize.

“Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Deferred Shares or Restricted Stock Awards. Performance Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or the Affiliate, subsidiary, division, department or function within the Corporation or Affiliate in which the Participant is employed or has responsibility and either as an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or other standard selected by the Committee. The Performance Objectives may differ among Participants, including among similarly situated Participants. Achievement of the Performance Objectives shall be calculated in accordance with the Corporation’s financial statements or generally accepted accounting principles, on an operating basis, or under a methodology established by the Committee prior to the issuance of an Award that is consistently applied and identified and may include adjustments for such matters as the Committee may determine prior to the issuance of the Award. The Committee shall have the authority to make equitable adjustments to the Performance Objectives in recognition of unusual or nonrecurring events affecting the Corporation or any Affiliate or the financial statements of the Corporation or any Affiliate in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, including. At the discretion of the Committee, the amount paid on achievement of Performance Objectives may be less than the amount payable under the formula set forth in the grant.

“Performance Period” means a period of time established under Section 8 of this Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Deferred Share or Restricted Stock Award are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to the market value of our common stock at the time it is awarded pursuant to Section 8 of this Plan.

“Plan” means the Corporation’s 2022 Long-Term Incentive Plan.

“Restricted Stock Award” means an award of Common Stock under Section 7(A) of this Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Award” means a Restricted Stock Award or award of Deferred Shares.

“Stock Award Agreement” means an agreement (written or electronic) between the Corporation and a Participant setting forth the specific terms and conditions of a Stock Award granted to the Participant under Section 7 of this Plan. Each Stock Award Agreement shall be subject to the terms and conditions of this Plan and shall include such terms and conditions as the Committee shall authorize.

“Stock Option Agreement” means an agreement (written or electronic) between the Corporation and a Participant setting forth the specific terms and conditions of an Option granted to the Participant. Each Stock Option Agreement shall be subject to the terms and conditions of this Plan and shall include such terms and conditions as the Committee shall authorize.

“Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Ten Percent Owner” means any Eligible Person owning at the time an Option is granted more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of a Subsidiary. For purposes of determining whether an individual is a Ten Percent Owner, an individual shall, in accordance with Section 424(d) of the Code, be considered to own any voting stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors and lineal descendants and any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate, trust or other entity shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

3.	ADMINISTRATION

A. Administration. Subject at all times to the provisions of this Plan and the delegation of authority from the Board, which delegation has been made by the adoption of this Plan by the Board, the Committee shall serve as the administrator of this Plan. If permitted by the Corporation Law, and not prohibited by the articles of incorporation or the bylaws of the Corporation, the Committee may delegate a portion of its authority to administer this Plan to an officer or officers of the Corporation designated by the Committee. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Corporation. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Corporation, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

B. Powers of the Committee. Subject to the provisions of this Plan, and subject at all times to the terms and conditions of the delegation of authority from the Board, the Committee shall have the authority to implement, interpret and administer this Plan. Such authority shall include, without limitation, the authority:

(i) To construe and interpret all provisions of this Plan and all Stock Option Agreements, Performance Award Agreements and Stock Award Agreements under this Plan and to decide all questions of fact arising in their application;

(ii) To determine the Fair Market Value of Common Stock;

(iii) To select the Eligible Persons to whom Awards are granted from time-to-time hereunder;

(iv) To determine the number of shares of Common Stock covered by an Award, whether an Option shall be an Incentive Stock Option or Nonqualified Stock Option and such other terms and conditions, not inconsistent with the terms of this Plan, of each Award. Such terms and conditions include, but are not limited to, the exercise price of an Option, purchase price of Common Stock subject to a Stock Award, the time or times when and manner in which an Option may be exercised or Common Stock issued pursuant to an Award, the right of the Corporation to repurchase Common Stock issued pursuant to an Award and other restrictions or limitations (in addition to those contained in this Plan) on the forfeitability or transferability of Awards or Common Stock issued pursuant to Awards. Such terms may include conditions as shall be determined by the Committee and need not be uniform with respect to Participants;

(v) To determine, as necessary, that grants under this Plan satisfy one of the three conditions set forth in Rule 16b-3(d) of the Rules of the Exchange Act;

(vi) To amend, cancel, extend, renew, accept the surrender of, modify or accelerate the vesting of or lapse of restrictions on all or any portion of an outstanding Award and to determine the time at which an Award or Common Stock issued pursuant to an Award may become transferable or nonforfeitable;

(vii) To make Awards subject to any applicable recoupment or “clawback” policies of the Corporation, as amended from time to time, and any applicable recoupment or clawback requirements imposed under laws, rules and regulations; and

(viii) To prescribe the form of Stock Option Agreements, Performance Award Agreements and Stock Award Agreements, to adopt, amend, and rescind policies and procedures pertaining to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan.

Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in this Plan.

4.	ELIGIBILITY

A. Eligibility for Awards. Incentive Stock Options may be granted only to employees of the Corporation or an Affiliate. Other Awards may be granted to any Eligible Person selected by the Committee.

B. Substitution Awards. The Committee may grant Awards under this Plan by assumption, substitution or replacement of equity or equity-related awards granted by another entity (including an Affiliate), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Corporation (and/or its Affiliate) and such other entity (and/or its affiliate). Notwithstanding any provision of this Plan (other than the maximum number of shares of Common Stock that may be issued under this Plan), the terms of such assumed, substituted or replaced Stock Awards or Options shall be as the Committee, in its discretion, determines is appropriate.

5.	COMMON STOCK SUBJECT TO PLAN

A. Share Reserve and Limitations on Grants. Subject to adjustment as provided in Section 9 of this Plan, the maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options and issued pursuant to Restricted Stock Awards, Deferred Shares, Performance Units or Performance Shares is 2,000,000 shares of Common Stock, provided that of these 2,000,000 shares of Common Stock, the maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Incentive Stock Options is 250,000. This limitation shall be applied as of any date by taking into account the number of shares available to be made the subject of new Awards as of such date, plus the number of shares previously issued under this Plan and the number of shares subject to outstanding Awards as of such date. If any portion of an outstanding award that was granted under the Sotherly Hotels Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”) for any reason expires or is terminated or canceled or forfeited on or after the date of termination of the 2013 Plan, the shares of Common Stock allocable to the expired, terminated, canceled, or forfeited portion of such 2013 Plan award shall be available for issuance under the Plan. Subject to adjustment as provided in Section 9 of this Plan, the maximum number of Awards for shares of Common Stock that may be granted to a Participant in any one calendar year is 250,000 for each full or fractional year during such calendar year.

B. Reversion of Shares. If an Option becomes unexercisable, or if an Award is terminated or expires, in whole or in part, for any reason, the unissued or unpurchased shares of Common Stock which were subject thereto shall become available for future grant under this Plan. Shares of Common Stock that have been actually issued under this Plan shall not be returned to the share reserve for future grants under this Plan; except that shares of Common Stock issued pursuant to a Stock Award which are repurchased or reacquired by the Corporation at the original purchase price of such shares (including, in the case of shares forfeited back to the Corporation, no purchase price), shall be returned to the share reserve for future grant under this Plan. Shares used to pay the exercise price of an Option and Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. For avoidance of doubt, this Section 5(B) shall not apply to any per Participant limit set forth in Section 5(A) above.

C. Source of Shares. Common Stock issued under this Plan may be shares of authorized and unissued Common Stock or shares of previously issued Common Stock that have been reacquired by the Corporation.

6.	OPTIONS

A. Award. In accordance with the provisions of Section 4 of this Plan, the Committee will designate each Eligible Person to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such Option. The Stock Option Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option, the vesting schedule applicable to such Option and any other terms of such Option. To the extent that any Option is not designated as or does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. The terms and conditions of the Stock Option Agreements may change from time to time, and the terms and conditions of separate Options need not be identical.

B. Exercise Price. The exercise price per share for Common Stock subject to an Option shall be determined by the Committee, but shall comply with the following:

(i) The exercise price per share for Common Stock subject to a Nonqualified Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value on the date of grant.

(ii) The exercise price per share for Common Stock subject to an Incentive Stock Option:

•

granted to a Participant who is deemed to be a Ten Percent Owner on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant.

•	granted to any other Participant, shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant.

C. Maximum Option Period. The maximum period during which an Option may be exercised shall be determined by the Committee on the date of grant and set forth in the Stock Option Agreement, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an Incentive Stock Option that is granted to a Participant who is or is deemed to be a Ten Percent Owner on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

D. Maximum Value of Options which are Incentive Stock Options. To the extent that the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options granted to any person are exercisable for the first time during any calendar year (under all stock option plans of the Corporation or any of its Subsidiaries) exceeds $100,000 (or such other amount provided in Section 422 of the Code), the Options are not Incentive Stock Options. For purposes of this section, the Fair Market Value of the Common Stock will be determined as of the time the Incentive Stock Option with respect to the Common Stock is granted. This section will be applied by taking Incentive Stock Options into account in the order in which they are granted.

E. Nontransferability. Options granted under this Plan which are intended to be Incentive Stock Options shall be nontransferable except by will or by the laws of descent and distribution, and, during the lifetime of the Participant, such Incentive Stock Option shall be exercisable by only the Participant to whom the Incentive Stock Option is granted. If the Stock Option Agreement so provides or the Committee so approves, a Nonqualified Stock Option may be transferred by a Participant through a gift or domestic relations order to the Participant’s family members to the extent in compliance with applicable law including, without limitation, applicable securities laws. The holder of a Nonqualified Stock Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided that unless the Committee approves a subsequent transfer, such Option shall be nontransferable by the initial transferee of such Option except by will or by the laws of descent and distribution. Except to the extent transferability of a Nonqualified Stock Option is provided for in the Stock Option Agreement or is approved by the Committee, during the lifetime of the Participant to whom the Nonqualified Stock Option is granted, such Option may be exercised only by the Participant. No Participant shall hypothecate, or grant a security interest in, any Option granted under this Plan to the Participant, and no right or interest of a Participant in any such Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

F. Vesting and Termination of Continuous Service. Except as otherwise provided in a Stock Option Agreement and consented to by the Committee, the following rules shall apply:

(i) Options will vest as provided in the Stock Option Agreement. An Option will be exercisable only to the extent that it is vested on the date of exercise. Vesting of an Option will cease on the date of the Participant’s termination of Continuous Service and the Option will be exercisable only to the extent the Option has vested on the date of termination of Continuous Service.

(ii) If the Participant’s termination of Continuous Service is for reason of death or Disability, the right to exercise the Option (to the extent vested) will expire on the earlier of (a) one (1) year after the date of the Participant’s termination of Continuous Service, or (b) the expiration date under the terms of the Stock Option Agreement. Until the expiration date, the Participant or, in the event of the Participant’s death (including death after termination of Continuous Service but before the right to exercise the Option expires) the Participant’s heirs, legatees or legal representative may exercise the Option, except to the extent the Option was previously transferred pursuant to Section 6(E) of this Plan.

(iii) If the Participant’s termination of Continuous Service is an involuntary termination without Cause or a voluntary termination (other than a voluntary termination described in Section 6(F)(iv)) below), the right to exercise the Option (to the extent that it is vested) will expire on the earlier of (a) three (3) months after the date of the Participant’s termination of Continuous Service, or (b) the expiration date under the terms of the Stock Option Agreement. If the Participant’s termination of Continuous Service is an involuntary termination without Cause or a voluntary termination (other than a voluntary termination described in Section 6(F)(iv) below) and the Participant dies after his or her termination of Continuous Service but before the right to exercise the Option has expired, the right to exercise the Option (to the extent vested) shall expire on the earlier of (c) one (1) year after the date of the Participant’s termination of Continuous Service or (d) the date the Option expires under the terms of the Stock Option Agreement, and, until expiration, the Participant’s heirs, legatees or legal representative may exercise the Option, except to the extent the Option was previously transferred pursuant to Section 6(E) of this Plan.

(iv) If the Participant’s termination of Continuous Service is for Cause or is a voluntary termination at any time after an event which would be grounds for termination of the Participant’s Continuous Service for Cause, the right to exercise the Option shall expire as of the date of the Participant’s termination of Continuous Service.

G. Exercise. An Option, if exercisable, shall be exercised by completion, execution and delivery of notice (written or electronic) to the Corporation of the Option exercise which states (i) the Option holder’s intent to exercise the Option, (ii) the number of shares of Common Stock with respect to which the Option is being exercised, (iii) such other representations and agreements as may be required by the Corporation and (iv) the method for satisfying any applicable tax withholding as provided in Section 10 of this Plan. Such notice of exercise shall be provided on such form or by such method as the Committee may designate, and payment of the exercise price shall be made in accordance with Section 6(H) of this Plan. Subject to the provisions of this Plan and the applicable Stock Option Agreement, an Option may be exercised to the extent vested in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Stock Option Agreement with respect to the remaining shares subject to the Option. At the discretion of the Committee, any Option relating only to fractional shares of Common Stock shall be deemed terminated and forfeited by the Participant, shall be null and void and shall not be exercised with respect to such fractional shares, and no further consideration shall be payable or issuable on account of such Option including, without limitation, cash.

H. Payment. Unless otherwise provided by the Stock Option Agreement, and except as otherwise determined by the Committee, the acceptable form of consideration for exercising an Option may consist of any combination of cash, personal check, wire transfer or:

(i) nonforfeitable, unrestricted shares of Common Stock owned by the Option holder at the time of exercise

(ii) net exercise, in which case the Corporation will not require a payment of the full exercise price from the Option holder but will reduce the number of shares of Common Stock issued upon the exercise by the number of whole shares of Common Stock that has an aggregate Fair Market Value that equal to the aggregate exercise price for the portion of the Option exercised;

(iii) payment of the exercise price by a broker-dealer or by the Option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the Option holder’s written (or electronic) irrevocable instructions to deliver the Common Stock acquired upon exercise of the Option to the broker-dealer; or

(iv) such other consideration and method of payment for the issuance of shares of Common Stock to the extent permitted by applicable law.

If Common Stock is used to pay all or part of the exercise price, the sum of the cash or cash equivalent and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the exercise price of the shares for which the Option is being exercised.

On or after the date any Option other than an Incentive Stock Option is granted, the Committee may determine that payment of the exercise price may also be made in whole or part in the form of Restricted Stock or other Common Stock that is subject to a risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever the exercise price is paid in whole or in part in accordance with this Section 6(H)(ii), the Stock received by the Participant upon such exercise shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Participant, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of shares received by the Participant as applied to the forfeitable or restricted shares surrendered by the Participant.

On or after the date any Option is granted, the Committee may provide for the automatic grant to the Participant of a reload Option in the event that the Participant surrenders shares in satisfaction of the exercise price upon the exercise of an Option as authorized under this Section 6(H). Each reload Option shall pertain to a number of shares equal to the number of shares utilized by the Participant to exercise the original Option, shall have an exercise price equal to Fair Market Value on the date that the reload Option is granted and shall expire on the stated exercise date of the original Option.

I. No Repricing of Options. The Committee may not without the approval of the stockholders of the Corporation lower the exercise price of an outstanding Option, whether by amending the exercise price of the outstanding Option or through cancellation of the outstanding Option and reissuance of a replacement or substitute Option; provided that stockholder approval shall not be required in connection with actions taken pursuant to Section 4(B) or for adjustments made in connection with a capitalization event described in Section 9(B) in order to prevent enlargement, dilution or diminishment of rights.

J. Stockholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option until the date of exercise of such Option and the certificate for shares of Common Stock to be received on exercise of such Option has been issued by the Corporation (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation).

K. Disposition. A Participant shall notify the Corporation of any sale or other disposition of Common Stock acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Corporation.

7.	STOCK AWARDS

A. Restricted Stock Awards. Each Stock Award Agreement for a Restricted Stock Award shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of the Stock Award Agreements for Restricted Stock may change from time to time, and the terms and conditions of separate Restricted Stock Awards need not be identical, but each Restricted Stock Award shall include (through incorporation of the provisions hereof by references in the agreement or otherwise) the substance of each of the following provisions.

(i) Purchase Price. The Committee may establish a purchase price for Common Stock subject to a Restricted Stock Award.

(ii) Consideration. The purchase price, if any, of Common Stock acquired pursuant to the Restricted Stock Award shall be paid either: (a) in cash at the time of purchase, or (b) in any other form of legal consideration that may be acceptable to the Committee in its discretion.

(iii) Vesting. Shares of Common Stock acquired under a Restricted Stock Award may, but need not, be subject to a share repurchase option in favor of the Corporation in accordance with a vesting schedule to be determined by the Committee. Any grant or the vesting thereon may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of this Plan regarding Performance Shares and Performance Units.

(iv) Participant’s Termination of Service or Failure of Vesting. In the event of a Participant’s termination of Continuous Service before vesting or other failure of the Common Stock to vest, then,

unless otherwise provided in the Stock Award Agreement, the Participant shall forfeit shares of Common Stock held by a Participant under the terms of a Restricted Stock Award which have not vested and for which no purchase price was paid by the Participant and the Corporation may repurchase or otherwise reacquire (including by way of forfeiture by the Participant) any or all of the shares of Common Stock held by the Participant which have not vested under the terms of the Stock Award Agreement for such Restricted Stock Award and for which a purchase price was paid by the Participant at such purchase price.

(v) Transferability. Rights to acquire shares of Common Stock under a Restricted Stock Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Award Agreement for such Restricted Stock Award, as the Committee shall determine in its discretion, so long as Common Stock granted under the Restricted Stock Award remains subject to the terms of the Stock Award Agreement.

(vi) Additional Rights. Any grant may require that any or all dividends or other distributions paid on the shares acquired under a Restricted Stock Award during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional shares of Common Stock which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee shall determine. Unless provided otherwise in the Stock Award Agreement, Participants holding shares of Common Stock subject to restrictions under a Stock Award Agreement may exercise full voting rights with respect to the shares.

B. Deferred Shares. The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions, subject to the requirements of Section 409A of the Code to the extent applicable thereto:

(i) Each grant shall constitute the agreement by the Corporation to issue or transfer shares of Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(ii) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the date of grant.

(iii) Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the date of grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Corporation or other similar transaction or event.

(iv) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the date of grant, authorize the payment of dividend or other distribution equivalents on such shares in cash or additional shares on a current, deferred or contingent basis.

(v) Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of this Plan regarding Performance Shares and Performance Units.

(vi) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. The terms and conditions of the Stock Award Agreements for Deferred Shares may change from time to time, and the terms and conditions of separate grants of Deferred Shares need not be identical.

8.	PERFORMANCE SHARES AND PERFORMANCE UNITS.

The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

A. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains.

B. The Performance Period with respect to each Performance Share or Performance Unit shall commence on the date established by the Committee and may be subject to earlier termination in the event of a change in control of the Corporation or other similar transaction or event.

C. Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

D. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

E. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Corporation in cash, shares of Common Stock or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

F. Any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the date of grant.

G. During the Performance Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in any Performance Shares and shall not have any right to vote such shares. Any grant of Performance Shares may provide for the payment to the Participant of dividend or other distribution equivalents thereon in cash or additional shares of Common Stock on a current, deferred or contingent basis.

H. Each grant shall be evidenced by an agreement that shall be delivered to and accepted by the Participant, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan. The terms and conditions of the Performance Award Agreements may change from time to time, and the terms and conditions of separate grants of Performance Shares and Performance Units need not be identical.

9.	CHANGES IN CAPITAL STRUCTURE

A. No Limitations of Rights. The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

B. Changes in Capitalization. If the Corporation shall effect (i) any stock dividend, stock split, subdivision or consolidation of shares, recapitalization or other capital readjustment, (ii) any merger, consolidation, separation (including a spin-off or split-up), reorganization, partial or complete liquidation or other distribution of assets (other than ordinary dividends or distributions) of the Corporation without receiving consideration therefore in money, services or property, or (iii) any other corporate transaction having a similar effect, then (a) the number, class, and per share price or base amount of shares of Common Stock subject to outstanding Awards shall be equitably adjusted by the Committee as it in good faith determines is required in order to prevent enlargement, dilution, or diminishment of rights, (b) the number and class of shares of Common Stock then reserved for issuance under this Plan and the maximum number of shares for which Awards may be granted to a Participant during a specified time period shall be adjusted as the Committee deems appropriate to reflect such transaction, and (c) the Committee shall make such modifications to the Performance Objectives for each outstanding Award as the Committee determines are appropriate in accordance with Section 2, “Performance Objectives.” The conversion of convertible securities of the Corporation shall not be treated as effected “without receiving consideration.” The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

C. Merger, Consolidation or Asset Sale. If the Corporation is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another entity while Awards remain outstanding under this Plan, unless provisions are made in connection with such transaction for the continuance of this Plan and/or the assumption or substitution of such Awards with new awards covering the stock of the successor entity, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then (i) all outstanding Options which have not been continued, assumed or for which a substituted award has not been granted shall become exercisable immediately prior to and terminate immediately as of the effective date of any such merger, consolidation or sale, (ii) the restrictions applicable to all outstanding Restricted Stock Awards and grants of Deferred Shares shall lapse and such awards shall be settled in full immediately prior to the effective date of any such merger, consolidation or sale, and (iii) all Performance Shares and Performance Units shall become vested at the target performance level (as specified by the Committee) and shall be settled immediately prior to the effective date of any such merger, consolidation or sale, unless such Performance Awards are subject to the provisions of Section 409A of the Code.

D. Limitation on Adjustment. Except as previously expressly provided, neither the issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, nor the increase or decrease of the number of authorized shares of stock, nor the addition or deletion of classes of stock, shall affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding Awards.

10.	WITHHOLDING OF TAXES

The Corporation or an Affiliate shall have the right, before any certificate for any Common Stock is delivered (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), to deduct or withhold from any payment owed to a Participant any amount that is necessary in order to satisfy any withholding requirement that the Corporation or any Affiliate in good faith believes is imposed upon it in connection with federal, state, local or foreign taxes, including transfer taxes, as a result of the issuance of, lapse of restrictions on, or any other income or tax event with respect to, such Common Stock or Award, or otherwise require such Participant to make provision for payment of any such withholding amount. Subject to such conditions as may be established by the Committee, the Committee may permit a Participant to (i) have Common Stock otherwise issuable under an Award withheld calculated using maximum applicable tax rates or such other rates as may be required under applicable accounting rules, (ii) tender back to the Corporation shares of Common Stock received pursuant to an Award to the extent necessary to comply with maximum statutory withholding rate requirements, (iii) deliver to the Corporation previously acquired Common Stock, (iv) have funds withheld from payments of wages, salary or other cash compensation due the Participant, or (v) pay the Corporation or its Affiliate in cash, in order to satisfy part or all of the obligations for any taxes required to be withheld or otherwise deducted and paid by the Corporation or its Affiliate with respect to the Award.

11.	COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

A. General Requirements. No Option shall be exercisable, no Award shall be granted, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Corporation is a party, and the rules of all stock exchanges or quotation systems on which the Corporation’s shares may be listed. The Corporation shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock issued in connection with an Award may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Corporation has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

B. Participant Representations. The Committee may require that a Participant, as a condition to receipt or exercise of a particular Award, execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, in which the Participant represents and warrants that the shares are being acquired for such person’s own account, for investment only and not with a view to the resale or distribution thereof. The Participant shall, at the request of the Committee, be required to represent and warrant in writing that any subsequent resale or distribution of shares of Common Stock by the Participant shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer of sale or sale of such shares, obtain a prior favorable written opinion of counsel, in form and substance satisfactory to counsel for the Corporation, as to the application of such exemption thereto.

12.	GENERAL PROVISIONS

A. Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall (i) confer upon any individual any right to continue in the employ or service of the Corporation or an Affiliate, (ii) in any way affect any right and power of the Corporation or an Affiliate to change an individual’s duties or terminate the employment or service of any individual at any time with or without assigning a reason therefor, or (iii) except to the extent the Committee grants an Award to such individual, confer on any individual the right to participate in the benefits of this Plan.

B. Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

C. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Corporation shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Corporation to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation,

D. Further Restrictions on Transfer. Any Award made under this Plan may expressly provide that all or any part of the shares of Common Stock that are: (i) to be issued or transferred by the Corporation upon the exercise of an Option, upon termination of the Deferral Period applicable to Deferred Shares, or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to a substantial risk of forfeiture and restrictions on transfer referred to in Section 7(A) of this Plan, shall be subject to further restrictions on transfer.

E. Fractional Shares. The Corporation shall not be required to issue fractional shares pursuant to this Plan. The Committee may provide for elimination of fractional shares or the settlement of such fractional shares in cash.

F. Rules of Construction. Headings are given to the Sections of this Plan solely as a convenience to facilitate reference, and shall not be used in interpreting, construing or enforcing any provision hereof. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

G. Choice of Law. The Plan and all Stock Option Agreements, Stock Award Agreements and Performance Award Agreements entered into under this Plan (except to the extent that any such Stock Option Agreement, Stock Award Agreement or Performance Award Agreement otherwise provides) shall be governed by and interpreted under the laws of the jurisdiction of incorporation of the Corporation excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the laws of the jurisdiction of incorporation of the Corporation.

13.	AMENDMENT AND TERMINATION

The Board may amend or terminate this Plan from time to time; provided, however, that with respect to any amendment (i) that increases the aggregate number of shares of Common Stock that may be issued under this Plan, (ii) that changes the class of employees eligible to receive Incentive Stock Options or (iii) for which stockholder approval is required by the terms of any applicable law, regulation, or rule, including, without limitation, any applicable stock exchange or NASDAQ rules, each such amendment shall be subject to the approval of the stockholders of the Corporation within twelve (12) months of the date such amendment is adopted by the Board. The Committee may also amend or terminate this Plan from time to time so long as such action complies with applicable law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. Except as specifically permitted by a provision of this Plan (other than Section 3(B)), a Stock Option Agreement, a Stock Award Agreement or a Performance Award Agreement or as required to comply with applicable law, regulation or rule, no amendment to this Plan or a Stock Option Agreement, Stock Award Agreement or Performance Award Agreement shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made; provided, however, that an amendment that may cause an Incentive Stock Option to become a Nonqualified Stock Option, and any amendment that is required to comply with the rules applicable to Incentive Stock Options, shall not be treated as adversely affecting the rights of the Participant.

14.	CODE SECTION 409A

It is intended that the Options awarded pursuant to Section 6 and the Restricted Stock awarded pursuant to Section 7(A) not constitute a “deferral of compensation” within the meaning of Section 409A of the Code. It is further intended that the Deferred Shares awarded pursuant to Section 7(B) and the Performance Shares and Performance Units awarded pursuant to Section 8 not constitute a “deferral of compensation” within the meaning of Section 409A of the Code or otherwise comply with the requirements of Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder in all material respects. The Plan shall be interpreted for all purposes and operated to the extent necessary in order to comply with the intent expressed in this Section 14. No payment that constitutes deferred compensation that would otherwise be made under the Plan or a Stock Award Agreement upon a termination of service will be made or provided unless and until such termination is also a separation from service as defined in Section 409A.] If a Participant is a “specified employee” as defined in Section 409A, to the extent necessary to avoid the imposition of any additional tax under Section 409A, the commencement of any payments or benefits shall be delayed to the extent required by Section 409A(a)(2)(B)(i). [The Corporation shall have the authority, but not the obligation, to take such actions and make such changes to the Plan or Stock Award Agreement as the Committee deems necessary to comply with such requirements. Notwithstanding the foregoing, the Corporation shall not be required to assume any increased economic burden in connection therewith. Although the Corporation intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, the Corporation does not represent or warrant that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Corporation nor any of its Affiliates, nor its or their respective directors, officers, employees, or advisers, shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan.

15.	EFFECTIVE DATE AND DURATION OF PLAN

A. The Plan became effective upon adoption by the Board, subject to approval within twelve (12) months by the stockholders of the Corporation holding a majority of the shares of Common Stock entitled to vote thereon. Unless and until the Plan has been approved by the stockholders of the Corporation, no Option may be exercised, and no shares of Common Stock may be issued under this Plan. In the event that the stockholders of the Corporation shall not approve this Plan within such twelve (12) month period, this Plan and any previously granted Award shall terminate.

B. Unless previously terminated, this Plan will terminate ten (10) years after the date this Plan is adopted by the Board, except that Awards that are granted under this Plan prior to its termination will continue to be administered under the terms of this Plan until the Awards terminate or are exercised.